UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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METHODE ELECTRONICS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2020
To our Stockholders:
The 2020 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 16, 2020 at 11:00 a.m., Central Daylight Time. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, this year’s Annual Meeting will be a virtual meeting via live webcast on the internet. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2020 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.	To elect a Board of Directors;
2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending May 1, 2021;
3.	To provide advisory approval of Methode’s named executive officer compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 20, 2020, the record date, are entitled to notice of and to vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 28, 2020
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on September 16, 2020
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders of record on July 28, 2020. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2020 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 16, 2020
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, the Annual Meeting will be a virtual meeting via live webcast on the internet.
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed to stockholders of record on July 28, 2020. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2020 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 16, 2020. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, the Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Holders of record of our common stock as of the close of business on July 20, 2020, the record date, are the only stockholders who are entitled to vote at, and participate in, the Annual Meeting. On that date, there were 37,529,738 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2020 and entering the 16–digit control number included in the Notice and Access Card, on your proxy card or in the instructions that accompanied your proxy materials.
If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card in order to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 15, 2020, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following three proposals:
Proposal 1: The election of eleven directors, each to hold office until the Company’s 2021 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;
Proposal 2: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2021; and
Proposal 3: A proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), ”FOR” the ratification of EY as our independent registered public accounting firm (Proposal 2) and “FOR” the Say-on-Pay Proposal (Proposal 3).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote in favor of all three proposals.
How many votes are needed to approve each of the proposals?
On each proposal, stockholders may vote (1) ”for,” (2) “against,” or (3) “abstain” from voting. The affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting is required to approve each proposal. Broker non-votes will not be counted for purposes of determining the number of votes present in person or represented by proxy with respect to the election of directors (Proposal 1) and the Say-on-Pay Proposal (Proposal 3). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against all proposals, while broker non-votes have no effect as to voting for or against Proposal 1 or Proposal 3.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.
What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.

Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. You may also revoke your proxy by submitting a later-dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the ”Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all of the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers and other regular employees for such services.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Board of Directors has considered the independence of the nominees for director under the applicable standards of the SEC and the NYSE. Our Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the independence requirements of the applicable standards, if any, of the SEC and the NYSE.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2020 for each of our Board Committees.
Committee	Members	Principal Functions		Number of Meetings in Fiscal 2020
Audit	Isabelle C. Goossen (Chair) Therese M. Bobek Brian J. Cadwallader Mary A. Lindsey Lawrence B. Skatoff	•	Oversees accounting and financial reporting processes, and audits of financial statements.	11
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discusses guidelines and policies by which risk assessment and risk management is undertaken.

		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2020
Compensation	Darren M. Dawson (Chair) Walter J. Aspatore Bruce K. Crowther	•	Oversees our executive compensation policies and plans.	7
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock plan.
		•	Makes decisions regarding the retention, compensation and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Walter J. Aspatore Mark D. Schwabero	•	Recommends director candidates for election to our Board.	4
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Conducts an annual assessment of Board and committee performance.
		•	Reviews our risk management policies and practices.
		•	Reviews succession planning for our executive officers.
		•	Oversees our Environmental, Social and Governance (ESG) program.
Technology	Darren M. Dawson (Chair) Angelo V. Pantaleo Mark D. Schwabero	•	Reviews with management our technology assets and future needs.	3
		•	Reviews technology research and development activities and possible acquisitions of technology.
Medical Products	Bruce K. Crowther (Chair) David P. Blom Donald W. Duda	•	Reviews with management our business strategies for developing and marketing our medical device products.	5
		•	Evaluates industry and market trends that may affect our medical device business.

If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors.
During fiscal 2020, our Board of Directors held seven meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.
Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
Board Leadership Structure, Evaluations, Risk Oversight and Compensation Policy Risks
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, outside legal counsel reviews the completed evaluations and compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.
Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations throughout the world. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s cyber-security and information technology practices and policies. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. Our Nominating and Governance Committee reviews and evaluates Methode’s policies and practices with respect to risk management and risk assessment in areas such as business operations, human resources, international operations and intellectual property. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode. The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints. The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. The Committee seeks an appropriate balance between newer directors and longer-serving directors.
The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. In the event the Committee deems it appropriate to engage a search firm, it has sole authority to retain and terminate any such search firm and approve the search firm’s fees. In June 2018, the Committee retained a search firm to assist with the independent director recruitment process.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2021 Annual Meeting is set forth below under “Other Information -- Stockholder Proposals and Director Nominations.”
Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates. That includes a commitment to environmental and socially sustainable practices, such as utilizing reusable shipping containers and offering an employee hotline, as well as good governance. Our policies, including our Code of Business Conduct and Conflict Minerals Policy, address numerous aspects of corporate responsibility including health and safety, the environment, business ethics, and related management systems. Our employees are treated with respect and dignity, and our business operations are conducted ethically.
We believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive for a workforce representative of the diversity in our global customer base. We also strive for diversity in leadership, which has the power to drive innovation and to encompass a wide variety of perspectives in company decision-making. In addition, we believe ethics and privacy are critical to a strong foundation for positive social impact, and maintain a company-wide political contributions policy, anti-discrimination policy, and anti-corruption policy. Finally, we aim to utilize the power of technology to create a better future and to unlock the full potential of humankind. In the coming year, the Company will be launching a formal Environmental, Social and Governance (ESG) program in order to improve the transparency of these practices to our stakeholders, and ensure we are reporting key sustainability accounting metrics.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All of our directors attended the 2019 Annual Meeting. We anticipate that all of our directors will attend the 2020 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.

Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.
Director Stock Ownership Guidelines
Our Compensation Committee considers stock ownership by directors to be an important means of linking their interests with those of our stockholders. We maintain stock ownership guidelines for our directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a phase-in period for new directors. All of our directors were in compliance with our stock ownership guidelines for fiscal 2020, subject to the phase-in-period.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. Directors who are also our full-time employees are not paid for their services as directors or for attendance at meetings.
For the fiscal year ended May 2, 2020, our non-employee directors received an annual cash retainer of $44,000 and an attendance fee of $1,000 per committee meeting and special board meeting. Our Chairman of the Board, Vice Chairman of the Board and Committee Chairs are entitled to supplemental annual cash retainers in the following amounts: Chairman of the Board, $30,000; Vice Chairman of the Board, $12,000; Chair of each of the Audit Committee and the Compensation Committee, $24,000; and Chair of each of the Nominating and Governance Committee, the Technology Committee and the Medical Products Committee, $12,000. Members of our Audit Committee and Compensation Committee (other than the Chair) are entitled to an additional annual cash retainer of $10,000.
In July 2019, the Compensation Committee, upon the recommendation of the Nominating and Governance Committee, granted each non-employee director serving at such time a stock award for 3,000 shares of common stock.
The following table sets forth certain information regarding compensation earned by the non-employee directors who served during our fiscal year ended May 2, 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Martha Goldberg Aronson(2)	42,330	84,450	126,780
Walter J. Aspatore	110,330	84,450	194,780
David P. Blom(3)	20,500	—	20,500
Therese M. Bobek(4)	11,000	—	11,000
Brian J. Cadwallader	74,830	84,450	159,280
Bruce K. Crowther(5)	57,580	84,450	142,030
Darren M. Dawson	91,080	84,450	175,530
Isabelle C. Goossen	83,830	84,450	168,280
Christopher J. Hornung(2)	42,330	84,450	126,780
Mary A. Lindsey(4)	11,000	—	11,000
Angelo V. Pantaleo(3)	18,500	—	18,500
Mark D. Schwabero(5)	44,830	84,450	129,280
Paul G. Shelton(2)	42,330	84,450	126,780
Lawrence B. Skatoff	74,830	84,450	159,280
(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 2, 2020.

(2)	Retired from the Board in September 2019.
(3)	Appointed to the Board in December 2019.
(4)	Appointed to the Board in March 2020.
(5)	Appointed to the Board in June 2019.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode to be the beneficial owners of more than 5% of Methode’s common stock as of July 20, 2020.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	5,668,094	15.3
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,873,227	10.4
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	2,094,240	5.7
(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 4, 2020. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of December 31, 2019, it had sole voting power with respect to 5,580,478 shares and sole dispositive power with respect to 5,668,094 shares. According to the Schedule 13G/A, the subsidiary BlackRock Fund Advisors beneficially owns 5% or greater of the Company’s outstanding shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020. In the Schedule 13G/A, The Vanguard Group reported that, as of December 31, 2019, it had sole voting power with respect to 36,672 shares, shared voting power with respect to 6,723 shares, sole dispositive power with respect to 3,835,916 shares and shared dispositive power with respect to 37,311 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary, is the beneficial owner of 30,588 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary, is the beneficial owner of 12,807 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 31, 2019, it had sole voting power with respect to 1,994,614 shares and sole dispositive power with respect to 2,094,240 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 20, 2020 by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Walter J. Aspatore	36,000(2)	*
David P. Blom	3,000	*
Therese M. Bobek	3,000	*
Brian J. Cadwallader	9,000	*
Bruce K. Crowther	6,900(3)	*
Darren M. Dawson	19,000	*
Donald W. Duda	610,322(4)	1.6
Isabelle C. Goossen	46,450	*
Mary A. Lindsey	3,000	*
Angelo V. Pantaleo	3,000
Mark D. Schwabero	6,000	*
Lawrence B. Skatoff	46,350(5)	*
Michael Brotherton	45,340(6)	*
Joseph E. Khoury	210,420(7)	*
Anil Shetty	45,019(8)	*
Ronald L.G. Tsoumas	77,494(9)	*
All current directors and executive officers as a group	1,226,897(10)	3.2
*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 24,000 shares held jointly with Mr. Aspatore’s wife and 9,000 in an Individual Retirement Account.
(3)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his wife.
(4)
Includes 13,979 shares held jointly with Mr. Duda’s wife, options to purchase 40,000 shares of common stock exercisable within 60 days, 195,055 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 220,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 71,940 shares of common stock held in our 401(k) Plan.

(5)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(6)	Includes options to purchase 1,668 shares of common stock exercisable within 60 days and 469 shares of common stock held in our 401(k) Plan.
(7)
Includes options to purchase 12,000 shares of common stock exercisable within 60 days and 90,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance.

(8)	Includes options to purchase 5,000 shares of common stock exercisable within 60 days.
(9)
Includes options to purchase 8,000 shares of common stock exercisable within 60 days, 42,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas in the event of termination from Methode under any circumstance and 11,443 shares of common stock held in our 401(k) Plan.

(10)
Includes 37,979 shares held jointly, 53,250 shares held in trust with voting and investment power shared with a spouse, options to purchase 78,668 shares of common stock exercisable within 60 days, 547,055 shares of vested restricted stock units and 83,841 shares of common stock held in our 401(k) Plan.

PROPOSAL ONE
ELECTION OF DIRECTORS
A Board of eleven directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All of the nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting. Ms. Goossen is not standing for re-election, and the Board expressed its great appreciation for all of the contributions she has made over the years. The size of the Board will be reduced from twelve directors to eleven directors as of the date of the Annual Meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.
Walter J. Aspatore, Chairman
Chairman Emeritus
Amherst Partners, LLC
Director since 2008
Age 77
Mr. Aspatore has served as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Mr. Aspatore has served as Chairman of our Board since 2012. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore also serves as a director of Mackinac Financial Corporation, a bank holding company. Mr. Aspatore’s executive leadership experience, finance and M&A expertise and knowledge of the automotive industry bring valuable perspectives to our Board.
Lawrence B. Skatoff, Vice Chairman
Retired Executive Vice President and Chief Financial Officer
BorgWarner Inc.
Director since 2004
Age 80
Mr. Skatoff retired in 2001 as Executive Vice President and Chief Financial Officer of BorgWarner Inc. Prior to joining BorgWarner Inc., Mr. Skatoff was Senior Vice President and Chief Financial Officer of Premark International, Inc. from 1991 through 1999. Before joining Premark, Mr. Skatoff was Vice President-Finance of Monsanto Company. Mr. Skatoff’s executive experience and financial background bring valuable perspectives to our Board.
David P. Blom
Retired President and Chief Executive Officer
OhioHealth Corporation
Director since December, 2019
Age 65
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system in Columbus, Ohio, from 2002 until his retirement in June 2019. Mr. Blom serves as a director of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.

Therese M. Bobek
Retired Partner
PricewaterhouseCoopers LLP
Director since March, 2020
Age 59
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality in the field. Ms. Bobek has served as an Adjunct Lecturer in the Masters of Accountancy Program at the University of Iowa's Tippie College of Business since 2018. Ms. Bobek also serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.
Brian J. Cadwallader
Retired Vice President and General Counsel
Johnson Controls, Inc.
Director since 2018
Age 61
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc. from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A and executive compensation brings valuable perspectives to our Board.
Bruce K. Crowther
Retired Chief Executive Officer
Northwest Community Healthcare
Director since June, 2019
Age 68
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther serves on the Board, Audit Committee, and Compliance Committee (Chair) of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services. In addition, Mr. Crowther serves on the Board, Compensation Committee (Chair), Executive Committee, Finance Committee, and Nominating and Corporate Governance Committee of Wintrust Financial Corporation, a financial services company. Mr. Crowther’s extensive executive and board leadership experiences and significant knowledge regarding the healthcare industry bring valuable perspectives to our Board.
Dr. Darren M. Dawson
President
The University of Alabama in Huntsville
Director since 2004
Age 57
Dr. Dawson has served as the President of The University of Alabama in Huntsville since April, 2019. Prior thereto, Dr. Dawson served as Dean of the College of Engineering of Kansas State University since 2014. From 1990 to 2014, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University. His research interests included nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards, including the Clemson University Centennial Professorship in 2000. Dr. Dawson’s leadership experience as president of a large university and engineering expertise bring valuable perspectives to our Board.

Donald W. Duda
Chief Executive Officer and President
Methode
Director since 2001
Age 65
Mr. Duda has served as our Chief Executive Officer since 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division. Mr. Duda’s understanding of Methode’s operations, philosophy and culture, and his demonstrated success and proven quality of leadership bring important perspectives to our Board.
Mary A. Lindsey
Retired Chief Financial Officer
Commercial Metals Company
Director since March, 2020
Age 64
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in August 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves as a Director of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.
Angelo V. Pantaleo
Chairman and Chief Executive Officer
Marmon Holdings, Inc.
Director since December, 2019
Age 60
Mr. Pantaleo has served as Chairman and Chief Executive Officer of Marmon Holdings, Inc. (“Marmon”), a Berkshire Hathaway company and global industrial organization, since January 1, 2019 and as President of Marmon since December 1, 2017. Prior thereto, Mr. Pantaleo served as Chairman and Chief Executive Officer of Duracell, a Berkshire Hathaway company and leading manufacturer of alkaline batteries, since November 1, 2014. Mr. Pantaleo’s significant strategic and operational leadership experience with a major global company, along with his extensive international experience, bring valuable perspectives to our Board.
Mark D. Schwabero
Retired Chairman and Chief Executive Officer
Brunswick Corporation
Director since June, 2019
Age 67
Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation from 2016 until his retirement in December, 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick Corporation from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves on the Board, Audit Committee, Executive Compensation and Human Resources Committee (Chair), Executive Committee, and Governance and Nominating Committee of 1st Source Corporation, parent company of 1st Source Bank. In addition, Mr. Schwabero serves on the Advisory Committee of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending May 1, 2021, subject to ratification of the selection by our stockholders. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY APPROVAL OF METHODE’S EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, commonly known as a “say-on-pay” vote.
As described under “Compensation Discussion and Analysis,” we seek to align the interests of our executives with the interests of our stockholders and reward performance.
The advisory vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers as disclosed in this proxy statement. The vote is advisory, which means that the vote is not binding on Methode, our Board of Directors or our Compensation Committee. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
We ask our stockholders to approve the following resolution:
“RESOLVED, that the compensation of Methode’s named executive officers, as disclosed in Methode’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby approved.”
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Goossen, Ms. Lindsey and Mr. Skatoff as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended May 2, 2020 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
Our Audit Committee reviewed and discussed with our independent registered public accounting firm, EY, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
The Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Committee concerning independence, and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of nonaudit services with the firm’s independence.
Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 2, 2020 filed with the SEC.
AUDIT COMMITTEE
Isabelle C. Goossen (Chair)
Therese M. Bobek
Brian J. Cadwallader
Mary A. Lindsey
Lawrence B. Skatoff

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended May 2, 2020. Fees paid to EY for services performed during the 2020 and 2019 fiscal years were as follows:
	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$2,868,035	$2,844,199
Audit-Related Fees	—	—
Tax Fees(2)	$27,821	$45,326
All Other Fees	—	—
Total	$2,895,856	$2,889,525
(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2020, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key elements of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2020. Our fiscal 2020 named executive officers included Donald W. Duda, Chief Executive Officer; Ronald L.G. Tsoumas, Chief Financial Officer; Joseph E. Khoury, Chief Operating Officer; Michael Brotherton, former Vice President and former President of Grakon; and Anil Shetty, Vice President and President of Dabir Surfaces.
Executive Summary
Our Business. Methode is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Netherlands, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, radio remote control, electronic, LED lighting and sensing technologies. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical. Our components are found in the primary end-markets of the aerospace, appliance, construction, consumer and industrial equipment, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), medical, rail, consumer automotive, commercial vehicle, and other transportation industries.
We design and engineer solutions that incorporate our broad range of field-proven technologies and utilize our best-in-class global manufacturing capabilities to provide differentiated value for our customers. We strive to create a company with a diverse customer base, high and consistent cash flow, a strong balance sheet and earnings growing consistently year over year.
Our capital deployment strategy is focused on value creation. Over $1.05 billion of capital was deployed during the five year period from fiscal 2016 to fiscal 2020 in furtherance of this strategy, as follows:
Fund the Business
Acquisitions	$553M	52%
Capital Expenditures	$188M	18%
Product Development	$170M	16%
Return to Shareholders
Share Repurchases	$72M	7%
Dividends	$74M	7%
We focus on the following key areas of growth and financial management:
Grow Organically and Inorganically
•	Leverage our technology “toolbox” to create differentiated products and solutions for OEM customers.
•	Invest organically in new technologies to be leveraged across business units.
•	Seek acquisitions in the industrial and medical device spaces; while being opportunistic in the automotive space.
Strong Financial Management
•	Optimize capital allocation.
•	Improve ROIC through the vertical integration of purchased processes needed to support growth.
•	Strive to maintain an efficient tax rate via leverage of global manufacturing footprint.
•	Focus on debt repayment and capacity.
Fiscal 2020 Business Highlights. Despite the impact from the COVID-19 pandemic and the United Auto Workers labor strike at General Motors, Methode reported record fiscal 2020 net sales of $1.02 billion and fiscal 2020 net income of $123.4 million. For fiscal 2020, our quarterly dividend rate was $0.11 per share and we distributed dividends of $16.3 million to our stockholders.

Key Compensation Decisions and Highlights. Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and multi-year objectives. The key elements of our fiscal 2020 compensation program for our named executive officers were as follows:
•
Salary. For fiscal 2020, all of our named executive officers were awarded modest salary increases of three percent (3%). Effective as of April 5, 2020 and continuing through the date of this proxy statement, the salaries of our named executive officers were reduced twenty percent (20%) in connection with the Company’s cost-cutting measures related to the COVID-19 pandemic. Details regarding these salaries are described below under “Components of Fiscal 2020 Compensation – Salary.”

•
Annual Performance-Based Cash Bonus. Our named executive officers were awarded annual performance-based cash bonus opportunities for fiscal 2020. The target amount payable was set at 100% of base salary for Mr. Duda, 75% for Mr. Khoury and 66% for our other executive officers. For all of our executive officers, a portion of the target bonus was based on a pre-tax income measure for the Company (70% for our CEO, CFO and COO and 30% for Messrs. Brotherton and Shetty). For Messrs. Duda, Tsoumas and Khoury, the remaining portion of the target bonus was based on new business bookings, revenue objectives and/or individual management objectives. For Messrs. Brotherton and Shetty, the other portion was based on the results for Grakon and Dabir Surfaces, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance for fiscal 2020 pre-tax income. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company did not achieve the threshold level of performance for pre-tax income. Details regarding these awards, including the threshold, target and maximum levels of performance, are described below under “Components of Fiscal 2020 Compensation – Annual Performance-Based Bonuses.”

•
Long-Term Incentive (“LTI”) Program. Each of our named executive officers participated in our five-year, long-term equity incentive program which concluded in fiscal 2020. The LTI Program included a mix of performance-based restricted stock awards (“RSAs”) and time-based restricted stock units (“RSUs”). Thirty percent (30%) of the RSUs vested at the end of fiscal 2018 and 2019, and forty percent (40%) vested at the end of fiscal 2020. The number of RSAs earned depended on fiscal 2020 EBITDA performance. As of the end of the third quarter, the Company anticipated achieving approximately the target level of fiscal 2020 EBITDA performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on the Company’s fiscal 2020 EBITDA and our named executive officers earned 68.8% of their target RSAs. Details regarding these awards, including the threshold, target and maximum levels of performance for the RSAs, are described below under “Fiscal 2016 to 2020 Long-Term Incentive Program.” Our Compensation Committee is currently considering adopting a new five-year, long-term incentive program for our executive officers. Details regarding this proposed program are described below under “Five-Year Long-Term Incentive Program Expected to Launch in Fiscal 2021.”

Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.
What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual say-on-pay advisory vote
	•	Conduct an annual compensation risk assessment
	•	Disclose EBITDA performance measures under our LTI Program
What We Don’t Do	•	No excessive post-termination benefits
	•	No excise tax gross ups upon change in control
	•	No ”single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites
Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet established performance targets. The following charts illustrate the components of fiscal 2020 compensation as a percentage of total target compensation for our Chief Executive Officer and for our other named executive officers as a group. For this purpose, total target compensation is the sum of an executive officer’s salary, target annual performance-based cash bonus opportunity, and one-fifth of the grant date fair value of the executive’s RSAs (at target) and RSUs (as reflected in the Alternative Summary Compensation Table).

Objectives and Measurement Principles
Our executive compensation program supports our objective of enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term cash incentive pay to achievement of company objectives for pre-tax income and new business bookings, and in certain cases, individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives.
•
Align executive interests with stockholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors and meets as often as necessary to perform its duties. In fiscal 2020, our Compensation Committee met seven times. Our Compensation Committee typically meets with Donald W. Duda, our Chief Executive Officer, and our Chief Human Resources Officer. At each meeting, the Compensation Committee holds an executive session without any members of management present.
Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with the Chief Human Resources Officer, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2020, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;
•
provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program, including the proposed new equity long-term incentive program;

•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Program;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company; and

•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.
The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.

Consideration of 2019 Say-on-Pay Vote Results. At our 2019 Annual Meeting, our stockholders approved our fiscal 2019 executive compensation, with approximately 95% of voted shares cast in favor of the say-on-pay resolution. Our Compensation Committee considered the results of the 2019 say-on-pay vote along with other factors when making executive compensation decisions.
Risk Assessment. The Compensation Committee, together with the Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2020 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	Our incentive programs are designed to avoid an over emphasis on a single performance metric.
•	The maximum amount payable under the annual performance-based cash bonuses is capped at 200% of target.
•	Our LTI Program was comprised entirely of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•	Our Incentive Compensation Recoupment Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance.
•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups.
Market Benchmarking and Positioning of Fiscal 2020 Executive Compensation
We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2020, FW Cook was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each element of our compensation program. After considering the advice of FW Cook, the Compensation Committee approved using the fiscal 2019 peer group for fiscal 2020.
The peer group used for benchmarking purposes in fiscal 2020 was selected using the following criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-half to two times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-third to three times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational and engage in businesses with similar technology, products and markets.
For compensation decisions affecting fiscal 2020 compensation, the peer group included the following companies:
AVX Corporation	Kemet Corporation	Rogers Corporation
CTS Corporation	LCI Industries	Standard Motor Products, Inc.
Dorman Products, Inc.	Littelfuse, Inc.	Stoneridge, Inc.
Franklin Electric Company, Inc.	MTS Systems Corporation	TTM Technologies, Inc.
Gentherm Incorporated	OSI Systems, Inc.	Universal Electronics Inc.

In benchmarking our compensation program for fiscal 2020, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2020 executive officer total direct compensation (salary, annual cash bonus and long-term incentive compensation), and each component thereof, in the 50th to 75th percentile range of competitive practice. In making benchmarking determinations for fiscal 2020 compensation, the Compensation Committee assumed that each executive would achieve the target level of performance under all performance-based awards. In addition, in valuing the RSA and RSU awards outstanding under the LTI Program, the Compensation Committee included one-fifth of the grant date fair value of these shares in the comparative calculations.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance and experience of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set outside of the benchmark range. In addition, the total direct compensation, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.
Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets.
Components of Fiscal 2020 Compensation
Our executive compensation program utilizes four key components, each designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately performance-based, as described in the following table:
Component	Purpose
Salary	Attract, retain and motivate highly-qualified executives.
Annual Performance-Based Bonuses	Provide a cash reward for contributing to the achievement of our short-term company objectives, and in certain cases, individual objectives.
LTI Program Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs.
Salary. Our Compensation Committee establishes salaries on an annual basis taking into account the guideline benchmark target. In reviewing fiscal 2020 salaries for our named executive officers, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, peer comparisons and the Company’s performance. After deliberation, the Compensation Committee approved modest salary increases of three percent (3%) for all of our named executive officers. Subsequently, effective as of April 5, 2020 and continuing through the date of this proxy statement, the salaries of our named executive officers were reduced twenty percent (20%) in connection with the Company’s cost-cutting measures related to the COVID-19 pandemic.
Annual Performance-Based Bonuses. Our Compensation Committee established fiscal 2020 annual performance-based cash bonus opportunities for our executive officers after considering the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures, our Compensation Committee considered, among other matters, past performance, the fiscal 2020 operating budget and general economic conditions. The target amount payable was set at 100% of base salary for Mr. Duda, 75% for Mr. Khoury and 66% for all other executive officers. The maximum amount payable for each performance measure was set at 200% of the amount payable at the target level of performance, which aligns the opportunity with competitive practice among the peer group.

Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2020.
Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$782,800
(1) Achieve consolidated pre-tax income of $149.4 million (threshold), $157.3 million (target) and $180.9 million (maximum), with $273,980, $547,960 and $1,095,920 payable at threshold, target and maximum, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company achieved pre-tax income below the threshold level of performance.

(2) Obtain certain new business bookings of $83.9 million (threshold), $88.3 million (target) and $101.6 million (maximum), with $58,710, $117,420 and $234,840 payable at threshold, target and maximum, respectively. The Company booked $115.6 million for such new business and Mr. Duda earned $234,840.

(3) Achieve Dabir Surfaces net sales of $3.0 million (threshold), $3.8 million (target) and $5.0 million (maximum), with $58,710, $117,420 and $234,840 payable at threshold, target and maximum, respectively. Dabir Surfaces achieved net sales below the threshold level of performance.
			$234,840

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Ronald L.G. Tsoumas	$271,920
(1) Achieve consolidated pre-tax income of $149.4 million (threshold), $157.3 million (target) and $180.9 million (maximum), with $95,172, $190,344 and $380,688 payable at threshold, target and maximum, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company achieved pre-tax income below the threshold level of performance.

(2) Achieve Dabir Surfaces net sales of $3.0 million (threshold), $3.8 million (target) and $5.0 million (maximum), with $20,394, $40,788 and $81,576 payable at threshold, target and maximum, respectively. Dabir Surfaces achieved net sales below the threshold level of performance.

(3) Update the Company’s Enterprise Risk Management program to the satisfaction of the Audit Committee ($40,788 payable). This performance measure was achieved.

(4) Standardize the Company’s financial reporting methods to the satisfaction of the Chair of the Audit Committee and the Chief Executive Officer ($40,788 payable). This performance measure was achieved.
			$81,576
Joseph E. Khoury	$345,000
(1) Achieve consolidated pre-tax income of $149.4 million (threshold), $157.3 million (target) and $180.9 million (maximum), with $120,750, $241,500 and $483,000 payable at threshold, target and maximum, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company achieved pre-tax income below the threshold level of performance.

(2) Obtain certain new business bookings of $83.9 million (threshold), $88.3 million (target) and $101.6 million (maximum), with $25,875, $51,750 and $103,500 payable at threshold, target and maximum, respectively. The Company booked $115.6 million for such new business and Mr. Khoury earned $103,500.

(3) Achieve Dabir Surfaces net sales of $3.0 million (threshold), $3.8 million (target) and $5.0 million (maximum), with $25,875, $51,750 and $103,500 payable at threshold, target and maximum, respectively. Dabir Surfaces achieved net sales below the threshold level of performance.
			$103,500

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Michael Brotherton	$231,132
(1) Achieve consolidated pre-tax income of $149.4 million (threshold), $157.3 million (target) and $180.9 million (maximum), with $34,670, $69,340 and $138,679 payable at threshold, target and maximum, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company achieved pre-tax income below the threshold level of performance.

(2) Achieve Grakon pre-tax income (inclusive of tariffs and amortization and exclusive of interest) of $34.5 million (threshold), $36.3 million (target) and $45.4 million (maximum), with $80,896, $161,792 and $323,585 payable at threshold, target and maximum, respectively. Grakon achieved adjusted pre-tax income of $42.1 million and Mr. Brotherton earned $264,913.
			$264,913
Anil Shetty	$252,886
(1) Achieve consolidated pre-tax income of $149.4 million (threshold), $157.3 million (target) and $180.9 million (maximum), with $37,933, $75,866 and $151,732 payable at threshold, target and maximum, respectively. As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on results and the Company achieved pre-tax income below the threshold level of performance.

(2) Achieve Dabir Surfaces net sales of $3.0 million (threshold), $3.8 million (target) and $5.0 million (maximum), with $88,510, $177,020 and $354,040 payable at threshold, target and maximum, respectively. Dabir Surfaces achieved net sales below the threshold level of performance.
			$0
*	Payouts are interpolated for performance falling between established performance objectives.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Prior to their promotion as executive officers in fiscal 2019, Messrs. Brotherton and Shetty participated in a discretionary matching program for certain non-executive officers. The program awards a discretionary matching payment equal to the amount paid to the employee three years earlier, subject to the employee’s continued employment. In fiscal 2020, Messrs. Brotherton and Shetty received matching payments of $150,000 pursuant to the program. Mr. Shetty is eligible to receive a matching payment in fiscal 2021. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites include a company car allowance, professional association dues and provision for an annual physical exam.

Change of Control Arrangements. We have entered into change of control agreements with all of our named executive officers that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of Methode and our stockholders. Our executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby the executives are only entitled to a severance payment if an executive is terminated without cause or an executive terminates for good reason subsequent to a change of control. Our change of control provisions for the named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”
Fiscal 2016 to 2020 Long-Term Incentive Program
During fiscal 2016, our Compensation Committee adopted a five-year, long-term incentive program consisting of a mix of 60% performance-based RSAs, at target performance, and 40% time-based RSUs (the “LTI Program”). The number of RSAs earned depended on performance relative to established goals for threshold, target and maximum performance. Performance was based on the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2020, subject to certain adjustments, including adjustments for certain acquisitions and divestitures. The RSUs were subject to a vesting period based on continued service, subject to acceleration in certain limited circumstances. These RSAs and RSUs were the only equity awards made to the LTI Program participants during this five-year period.
A key consideration of the Compensation Committee in developing the LTI Program was the success of the prior five-year, long-term incentive program which concluded as of the end of fiscal 2015 (the “Fiscal 2011 LTI Program”). The Fiscal 2011 LTI Program included performance-based RSAs, performance-based tandem cash awards, RSUs and stock options. The Compensation Committee concluded that the Fiscal 2011 LTI Program succeeded in focusing our executive officers on growing the Company and appropriately rewarded our executive officers for creating value for our stockholders.
The Compensation Committee intended for the LTI Program to continue creating value for our stockholders using a long-term program that aligns pay with performance and includes a strong retention feature. In structuring the LTI Program, the Compensation Committee considered the advice of FW Cook, its independent executive compensation consultant, regarding market practices, award mix and size, possible performance criteria and alternative program structures. The Compensation Committee also considered Mr. Duda’s recommendations for officers other than himself.
The Compensation Committee considered multiple approaches for the LTI program, including the use of annual grants and alternative performance periods. After careful review, the Compensation Committee determined that the five-year program was appropriate after considering the success of the Fiscal 2011 LTI Program discussed above, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee believed the term would focus our executive officers on the Company’s long-term objectives and retain our top executive talent over the period.
The LTI Program was comprised entirely of equity awards in order to directly align the interests of our executive officers with those of our stockholders. The Compensation Committee believed that the award mix of 60% performance-based RSAs, at target performance, and 40% time-vested RSUs supported the Company’s operating performance and retention objectives, respectively.
The Compensation Committee applied EBITDA, as adjusted, as the RSA performance metric because it is one of the primary operating metrics tracked by the Company and its stockholders. The EBITDA performance goals set forth below align with the Company’s targeted 9% to 10% annual growth rate for EBITDA for the period. The adjustments to EBITDA for acquisitions and divestitures were designed to mitigate unintended windfalls to management for certain acquisitions and also to safeguard management from unintended penalties for stockholder-friendly divestitures that negatively impact the fiscal 2020 performance results.
In general, the Compensation Committee targeted the LTI Program awards in the 50th to 75th percentile range of competitive practice, which aligned with the Company’s relative positioning in terms of revenues, net income and market capitalization versus its peer group. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the grant date fair value of these shares in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive, historical compensation levels and tenure.
The table below sets forth the number of target RSAs and RSUs awarded to the named executive officers (“Target Shares”).
Executive	Number of Shares
	Target RSAs*	RSUs
Donald W. Duda	180,000	120,000
Ronald L.G. Tsoumas	33,000	22,000
Joseph E. Khoury	90,000	60,000
Michael Brotherton	36,000	24,000
Anil Shetty	36,000	24,000
*	The number of shares earned will depend on performance and may be up to 150% of this number.
Performance-Based RSAs. The number of RSAs earned was based on performance relative to established goals for threshold performance, target performance and maximum performance. The executive will not earn any shares if threshold performance is not met. Performance will be based on the Company’s EBITDA for fiscal 2020, subject to certain adjustments. All positive EBITDA from acquisitions that close during the term of the program and that are not accretive (as defined in the respective award agreement) in fiscal 2020 will be excluded. All positive EBITDA from acquisitions that close during fiscal 2019 or fiscal 2020 that are accretive in fiscal 2020 shall be included for purposes of determining fiscal 2020 EBITDA up to the target level and shall be excluded for purposes of determining fiscal 2020 EBITDA above the target level. For any divestitures approved by the Board during the period, the final four quarters of EBITDA from the divested business will be included in fiscal 2020 EBITDA. The performance measures and corresponding percentages of the target shares earned are set forth below.
Performance Measure	Fiscal 2020 EBITDA, As Adjusted	Percentage of Target RSAs Earned*
Threshold Performance	$198.9 million	50%
Target Performance	$221.0 million	100%
Maximum Performance	$243.1 million	150%
*	Payouts are interpolated for performance falling between established performance measures.
As of the end of the third quarter, the Company anticipated achieving approximately the target level of performance for fiscal 2020 EBITDA. Despite the significant cost cutting measures undertaken by the Company, the COVID-19 pandemic had a substantial impact on the Company’s results. The Company’s fiscal 2020 EBITDA was $207.1 million and our named executive officers earned 68.8% of their RSA Target Shares. The named executive officers were paid a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.
Executive	Earned RSAs(#)	Dividend Equivalent
Donald W. Duda	123,840	$236,534
Ronald L.G. Tsoumas	22,704	$43,365
Joseph E. Khoury	61,920	$118,267
Michael Brotherton	24,768	$47,307
Anil Shetty	24,768	$47,307
Time-Based RSUs. The RSUs were subject to vesting based on continued service, with 30% vested at the end of fiscal 2018 and fiscal 2019, and 40% vested at the end of fiscal 2020. The delivery of the stock underlying the RSUs has been deferred for Messrs. Duda, Tsoumas and Khoury until the earlier of the executive’s termination of employment or a change of control. Following vesting and until the delivery of the underlying common stock, each of these executives will be entitled to a quarterly payment in an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested RSUs held by the executive.

Key Compensation Decisions Impacting Fiscal 2021 Executive Compensation
Transition Awards. In June 2020, after considering the need to retain management talent in order to transition the Company from the pre-pandemic economy through the recovery, the Compensation Committee granted transition awards to certain of our executive officers. The award is a cash opportunity equal to a multiple of the executive’s base salary as follows: Mr. Duda, 2.0 times; Mr. Tsoumas, 1.5 times; and Mr. Khoury, 1.75 times. If the executive remains employed by the Company and maintains satisfactory job performance, forty percent (40%) of the transition award will be paid on April 30, 2022 and sixty percent (60%) will be paid on April 29, 2023. If the executive is terminated for cause, resigns or retires prior to April 29, 2023, the executive must repay any transition award amounts paid prior to the termination date. If an executive is terminated without cause, dies or becomes disabled prior to such date, the executive is entitled to any unpaid portion of the transition award.
Five-Year Long-Term Incentive Program Expected to Launch in Fiscal 2021. Our Compensation Committee is currently considering adopting a new five-year long-term incentive program for our executive officers consisting of a mix of performance-based restricted stock and time-based restricted stock units. The Compensation Committee expects to adopt the new program during fiscal 2021. Following the adoption, Methode intends to file a Current Report on Form 8-K to report the material terms and conditions of the awards to our named executive officers.
Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries and of directors’ annual retainers are as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Non-Employee Directors	Five times annual retainer
Vested and unvested time-based RSUs are included in the calculation of stock ownership for purposes of these guidelines. All of our named executive officers and directors were in compliance with our stock ownership guidelines for fiscal 2020, subject to the phase-in-period for new appointments and promotions.
Insider Trading Policy. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Deductibility of Compensation. Internal Revenue Code Section 162(m) generally limits the deductibility of compensation in excess of $1 million paid to our named executive officers. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” was deductible without regard to this $1 million limit. In prior years, the awards of options, performance-based RSAs, and annual performance-based cash bonuses to our named executive officers were structured in order to qualify for this performance-based compensation exception. However, the 2017 Tax Cuts and Jobs Act (the “Tax Act”), eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain prior awards. As a result, compensation that the Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation or otherwise being deductible under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. Going forward, the Compensation Committee will continue to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders after taking into account a variety of factors, including deductibility.
Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Darren M. Dawson (Chair)
Walter J. Aspatore
Bruce K. Crowther

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the five fiscal years ended May 2, 2020.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
			RSAs(2)	RSUs(3)
Donald W. Duda President and Chief Executive Officer	2020	851,107(6)	—	—	234,840	429,171	1,515,118
	2019	759,719	—	—	455,832	174,027	1,389,578
	2018	736,476	—	—	660,991	148,159	1,545,626
	2017	716,108	—	—	955,541	138,169	1,809,818
	2016	695,588	6,080,400	4,053,600	572,102	311,114	11,712,804
Ronald L.G. Tsoumas, Chief Financial Officer	2020	467,504(6)	—	—	81,576	80,978	630,058
	2019	420,749	—	—	39,600	28,682	489,031
	2018	245,942	—	—	155,532	30,174	431,648
	2017	238,703	—	—	210,425	27,017	476,145
	2016	231,880	1,114,740	743,160	129,628	21,976	2,241,384
Joseph E. Khoury Chief Operating Officer(7)	2020	460,005(6)	—	—	103,500	148,249	711,754
	2019	446,607	—	—	176,854	22,062	645,523
	2018	400,025	—	—	280,340	15,682	696,047
	2017	362,518	—	—	320,261	14,482	697,261
	2016	359,600	3,040,200	2,026,800	184,127	90,221	5,700,948
Michael Brotherton Former Vice President and Former President of Grakon(8)	2020	386,410(6)	—	—	264,913	371,702	1,023,025
	2019	309,996	—	—	184,640	167,549	662,185
Anil Shetty Vice President and President Dabir Surfaces(8)	2020	430,413(6)	—	—	0	221,781	652,194
	2019	372,000	—	—	110,484	170,014	652,498
(1)
Reflects the fair value at the date of grant. The value is calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year.

(2)
These performance-based RSAs were eligible for vesting based on fiscal 2020 EBITDA, as adjusted, relative to established goals for threshold, target and maximum performance. At the time of the grants, we deemed achievement of target performance probable, and therefore the grant date fair values reflected above were calculated on that basis. If, instead, the RSA amounts had been calculated assuming the Company would achieve maximum performance, the grant date fair values for these RSAs would have been as follows: Mr. Duda, $9,120,600; Mr. Tsoumas $1,672,110; and Mr. Khoury, $4,560,300. Additional details regarding these awards, including the performance level achieved and the number of vested RSAs, are set forth in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program.”

(3)
These RSUs were subject to vesting based on continued service, with 30% vested at the end of fiscal 2018 and fiscal 2019 and 40% vested at the end of fiscal 2020. For Messrs. Duda, Tsoumas and Khoury, the RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves the Company. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program.”

(4)
Amounts reflect annual performance-based cash bonuses. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2020 Compensation – Annual Performance-Based Bonuses.”

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2020:
Executive	Vested RSU Dividend Equivalents ($)	Vested RSA Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)	Executive Physical ($)
Mr. Duda	161,504	236,534	8,650	2,262	9,600	10,621
Mr. Tsoumas	14,608	43,365	8,650	1,254	6,000	7,101
Mr. Khoury	29,040	118,267	0	0	0	942
Mr. Brotherton	0	47,307	8,650	108	9,900	0
Mr. Shetty	0	47,307	8,650	712	10,800	4,312
For Mr. Brotherton, also includes a monthly housing allowance of $10,478 and a monthly living allowance of $2,500 in connection with his relocation to Seattle. For Messrs. Brotherton and Shetty, also includes a matching payment of $150,000 pursuant to the Company’s discretionary matching program for non-executive officers.
(6)
For fiscal 2020, the initial annual salaries for our named executive officers were as follows: Mr. Duda, $782,800; Mr. Tsoumas, $412,000, Mr. Khoury, $446,608, Mr. Brotherton, $350,200; and Mr. Shetty, $383,160. The amounts in the table above reflect a period of 53 weeks, include payments for accrued vacation, and, effective as of April 5, 2020, a 20% base salary reduction in connection with the Company’s cost-cutting measures related to the COVID-19 pandemic.

(7)
Mr. Khoury is a Lebanese resident and we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars using the average exchange rate of 1.1085 for fiscal 2016, 1.0926 for fiscal 2017, 1.1805 for fiscal 2018, 1.1498 for fiscal 2019 and 1.1083 for fiscal 2020.

(8)	Messrs. Brotherton and Shetty were appointed executive officers in September 2018. In June 2020, Mr. Brotherton ceased to be employed by the Company.
Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based, non-equity incentive awards to the named executive officers during the fiscal year ended May 2, 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Donald W. Duda	7/16/2019	391,400	782,800	1,565,600
Ronald L.G. Tsoumas	7/16/2019	156,354	271,920	543,840
Joseph E. Khoury	7/16/2019	172,500	345,000	690,000
Michael Brotherton	7/16/2019	115,566	231,132	462,264
Anil Shetty	7/16/2019	126,443	252,886	505,772
(1)
Reflects annual performance-based cash bonus awards pursuant to the Methode Electronics, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”). The executive officers’ bonus amounts are based on achieving certain performance measures. For purposes of this table, for any award components that include only one level of performance, we have included such amount in the threshold, target and maximum column. Amounts earned in fiscal 2020 by the executive officers under this award are reported in “Compensation Discussion and Analysis” and in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Additional details regarding these awards, including the relevant performance measures, are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2020 Compensation – Annual Performance-Based Bonuses.”

Alternative Summary Compensation Table
As discussed in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program,” in fiscal 2016, our Compensation Committee adopted a five-year, long-term equity incentive program consisting of a performance-based RSAs and time-based RSUs (the “LTI Program”). Under the SEC’s proxy statement disclosure rules, the grant date fair value of the target RSAs and the RSUs has been reported in the Summary Compensation Table (“SCT”) above in fiscal 2016.
The Company is presenting this Alternative Summary Compensation Table in order to illustrate how the Compensation Committee views annualized total compensation under the LTI Program. The Compensation Committee believes that due to the front-loaded nature of the awards, the amounts disclosed in the SCT overstate compensation in fiscal 2016 and understate compensation in the following four years of the LTI Program. The values in this table differ from the values in the SCT in that the grant date values of the awards have been annualized equally over the five-year period of the LTI Program. The Alternative Summary Compensation Table does not comply with

SEC rules for the Summary Compensation Table. Stockholders should not view this alternative table as a substitute for the SCT and should review both tables and the other compensation tables contained in this proxy statement.
Name and Principal Position	Fiscal Year	Salary ($)	Annualized Value of Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
			RSAs(2)	RSUs(3)
Donald W. Duda President and Chief Executive Officer	2020	851,107(6)	1,216,080	810,720	234,840	429,171	3,541,918
	2019	759,719	1,216,080	810,720	455,832	174,027	3,416,378
	2018	736,476	1,216,080	810,720	660,991	148,159	3,572,426
	2017	716,108	1,216,080	810,720	948,700	138,169	3,829,777
	2016	695,598	1,216,080	810,720	572,102	311,114	3,605,614
Ronald L.G. Tsoumas Chief Financial Officer	2020	467,504(6)	222,948	148,632	81,576	80,978	1,001,638
	2019	420,749	222,948	148,632	39,600	28,682	860,611
	2018	245,942	222,948	148,632	155,532	30,174	803,228
	2017	238,703	222,948	148,632	210,425	27,017	847,725
	2016	231,880	222,948	148,632	129,628	21,976	755,064
Joseph E. Khoury Chief Operating Officer(7)	2020	460,005(6)	608,040	405,360	103,500	148,249	1,725,154
	2019	446,607	608,040	405,360	176,854	22,062	1,658,923
	2018	400,025	608,040	405,360	280,340	15,682	1,717,170
	2017	362,518	608,040	405,360	320,261	14,482	1,710,661
	2016	359,600	608,040	405,360	184,127	90,221	1,647,348
Michael Brotherton Former Vice President and Former President of Grakon(8)	2020	386,410(6)	243,216	162,144	264,913	371,702	1,428,385
	2019	309,996	243,216	162,144	184,640	167,549	1,067,545
Anil Shetty Vice President and President Dabir Surfaces(8)	2020	430,413(6)	243,216	162,144	0	221,781	1,057,554
	2019	372,000	243,216	162,144	110,484	170,014	1,057,858
(1)	Reflects the annualized fair value at the date of grant. See footnotes (1), (2) and (3) of the Summary Compensation Table for additional information.
(2)
These performance-based RSAs were eligible for vesting based on fiscal 2020 EBITDA, as adjusted, relative to established goals for threshold, target and maximum performance. The grant date fair values reflected above were calculated assuming the achievement of the target level of performance. Additional details regarding these awards, including the performance level achieved and the number of vested RSAs, are set forth in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program.”

(3)
These RSUs were subject to vesting based on continued service, with 30% vested at the end of fiscal 2018 and fiscal 2019 and 40% vested at the end of fiscal 2020. For Messrs. Duda, Tsoumas and Khoury, the RSUs are not eligible to be converted into common stock until a change of control or the executive officer leaves Methode. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program.”

(4)
Amounts reflect annual performance-based cash bonuses. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2020 Compensation – Annual Performance-Based Bonuses.”

(5)	See footnote (5) of the Summary Compensation Table for information regarding the amounts included in All Other Compensation.
(6)	Reflects a period of 53 weeks and, effective as of March 30, 2020, a 20% base salary reduction in connection with the Company’s cost-cutting measures related to the COVID-19 pandemic.
(7)
Mr. Khoury is a Lebanese resident and we paid Mr. Khoury’s cash compensation in Euros. For purposes of the Alternative Summary Compensation Table, this cash compensation was converted from Euros to U.S. Dollars. See footnote (7) of the Summary Compensation Table for information regarding the exchange rates.

(8)	Messrs. Brotherton and Shetty were appointed executive officers in September 2018.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at May 2, 2020.
Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donald W. Duda	40,000	—	37.01	7/7/2024
Ronald L.G. Tsoumas	8,000	—	37.01	7/7/2024
Joseph E. Khoury	12,000	—	37.01	7/7/2024
Michael Brotherton	1,668	—	37.01	7/7/2024
Anil Shetty	5,000	—	37.01	7/7/2024
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date.
Option Exercises and Stock Vested
The following table sets forth certain information regarding the vesting of restricted stock awards and restricted stock units during fiscal 2020.
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Donald W. Duda	171,840	4,902,595
Ronald L.G. Tsoumas	31,504	898,809
Joseph E. Khoury	85,920	2,451,298
Michael Brotherton	34,368	980,519
Anil Shetty	34,368	980,519
(1)
Includes performance-based RSAs and RSUs awarded under our 2020 Long-Term Incentive Program. The RSUs vested over a five-year period, becoming 100% vested on May 2, 2020. For Messrs. Duda, Tsoumas and Khoury, the RSUs are not eligible to be converted into common stock until a change of control or the executive leaves the Company. The RSAs vested as of May 2, 2020 upon the achievement of certain financial objectives. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis-Fiscal 2016 to 2020 Long-Term Incentive Program.”

(2)	Calculated based on the closing price of Methode’s common stock on May 1, 2020 of $28.53 per share.
Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2020.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year- End ($)
Donald W. Duda	0	0	518	0	32,488
Ronald L.G. Tsoumas	50,026	0	21,699	44,947	1,189,062
Joseph E. Khoury	0	0	0	0	0
Michael Brotherton	393	0	421	36,182	50,036
Anil Shetty	162,484	0	(16,596)	0	162,531
(1)
All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.

The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to employee-directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2020.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals on a daily basis.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements and certain other benefit plans.
All of our executive officers are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for Mr. Duda and two times for our other named executive officers);
•
a lump sum payment equal to a multiple (three times for Mr. Duda and two times for our other named executive officers) of the lesser of: (a) the executive’s target bonus amount for the fiscal year in which the termination occurs, or (b) the bonus the executive earned in the prior fiscal year; and

•
continued participation in our welfare benefit plans for three years for Mr. Duda and two years for our other named executive officers, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Pursuant to our 2014 Omnibus Incentive Plan, our named executive officers are entitled to certain payments with respect to their annual performance-based cash bonus awards in the event of a change of control of Methode or the death, disability or qualified retirement of the named executive officer.
Termination Scenario
Change of Control	Death or Disability	Qualified Retirement

If the successor company does not assume the award, or if the successor company assumes the award and the executive is terminated without cause or resigns for good reason prior to payment, the executive will be entitled to the bonus payable assuming achievement of the target level of performance.
	Entitled to the bonus payable assuming achievement of the target level of performance.	Eligible to earn a prorated bonus based on the number of months elapsed since the start of the fiscal year and the actual performance achieved as of the end of such fiscal year.

The following table shows the potential amounts payable to our named executive officers upon termination or a change of control of Methode. The table below does not reflect amounts payable to our named executive officers pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of each officer’s account balance in our Deferred Compensation Plan or the delivery of common stock underlying outstanding vested restricted stock units.
Name	Termination Scenario (on 5/2/2020)	Salary and Bonus Severance ($)	Payment of Annual Performance- Based Bonus ($)	Health and Welfare Benefits ($)(1)
Donald W. Duda	Upon Change of Control(2)	—	782,800	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(3)	3,715,896	—	80,577
	Death or Disability	—	782,800	—
	Qualified Retirement	—	234,840	—
Ronald L.G. Tsoumas	Upon Change of Control(2)	—	271,920	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(3)	903,200	—	33,701
	Death or Disability	—	271,920	—
	Qualified Retirement	—	81,576	—
Joseph E. Khoury	Upon Change of Control(2)	—	345,000	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	1,273,718	—	0
	Death or Disability	—	345,000	—
	Qualified Retirement	—	103,500	—
Michael Brotherton	Upon Change of Control(2)	—	231,132	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	969,680	—	53,267
	Death or Disability	—	231,132	—
	Qualified Retirement	—	264,913	—
Anil Shetty	Upon Change of Control(2)	—	252,886	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(3)	987,288	—	49,832
	Death, Disability	—	252,886	—
	Qualified Retirement	—	0	—
(1)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(2)	Includes amounts payable where the successor company assumed an award and then terminated an executive without cause or the executive resigned with good reason (i.e., “double trigger”).
(3)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation of our Chief Executive Officer, Donald W. Duda.
To calculate the pay ratio, we identified the median employee based on our employee population as of February 1, 2019, which was approximately 6,187 employees at facilities in the United States, Mexico, Malta, Egypt, China, Canada, India, Belgium, Lebanon, the United Kingdom, Switzerland, Singapore and Hong Kong. For purposes of identifying the median employee, we considered annual base salary plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our CEO, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period. In 2019, we determined that our median employee was a stamping technician located in Mexico. We have determined that there has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology and median employee in our pay ratio calculation for 2020 as we used in last year’s proxy statement.
For fiscal 2020, the median of the annual total compensation of all of our employees (other than Mr. Duda) was $10,261 and Mr. Duda’s annual total compensation was $1,515,118, as reported in the Summary Compensation Table. Accordingly, the pay ratio between our CEO and median employee is 148 to 1. Using Mr. Duda’s adjusted annual total compensation of $3,541,918 as reported in the Alternative Summary Compensation Table increases the ratio to 345 to 1.
The pay ratio and median annual total compensation disclosed above reflect that the bulk of our employees are located in countries that have much lower prevailing wages than the United States. The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

OTHER INFORMATION
Delinquent Section 16(a) Reports
Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2020, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.
Availability of Annual Report
Methode is providing its 2020 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of this proxy statement and the 2020 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at www.methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2021 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 30, 2021. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2021 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 16, 2021 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2021 Annual Meeting is more than 30 days before or more than 60 days after September 16, 2021, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action in order to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2021 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Walter J. Aspatore
Chairman
Chicago, Illinois
July 28, 2020

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MEI2020**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D20975-P42781

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Walter J. Aspatore	☐	☐	☐
1b. David P. Blom	☐	☐	☐
1c. Therese M. Bobek	☐	☐	☐
1d. Brian J. Cadwallader	☐	☐	☐
1e. Bruce K. Crowther	☐	☐	☐
1f. Darren M. Dawson	☐	☐	☐
1g. Donald W. Duda	☐	☐	☐
1h. Mary A. Lindsey	☐	☐	☐
1i. Angelo V. Pantaleo	☐	☐	☐
1j. Mark D. Schwabero	☐	☐	☐
1k. Lawrence B. Skatoff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D20976-P42781

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Ronald L. G. Tsoumas, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2020 on Wednesday, September 16, 2020 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side